EXHIBIT 2


SECURITIES AND EXCHANGE COMMISSION

(Release No. 35 - _______________)

Filings Under the Public Utility Holding Company Act of 1935 ("Act")

________________, 1997


                  Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to the provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
                  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.
Central and South West Corporation, et al. (70-     )
                  Central and South West Corporation ("CSW"), a registered holding company located at 1616 Woodall Rodgers Freeway, Dallas, TX 75202 have filed an application under Sections 9(a), 10 and 12(c) of the Act and Rule 42 thereunder.
                  CSW proposes to repurchase up to twenty percent  approximately
42.44 million shares) of its outstanding Common Stock, par value $3.50 ("Shares"), as of June 30, 1997, through open market purchases, purchases from its employee benefit plans (pursuant to the terms and conditions of such plans), tender offers (including without limitation odd-lot tender offers), privately negotiated block purchases or any other appropriate method from time to time through December 31, 2002.
               With respect to the repurchase of its common shares, the authority requested is similar to that granted to CSW by a series of orders of the Commission in File No. 70-7479 (HCAR No. 24563 (Jan. 21, 1988); HCAR No. 25016 (Dec. 29, 1989); HCAR No. 25440 (Dec. 23, 1991); HCAR No. 25961 (Dec. 22,
1993)), under which CSW was authorized to repurchase, through open market purchases and negotiated transactions, up to 10% of its issued and outstanding common stock as of September 30, 1987. CSW allowed this authority to expire on December 31, 1995.
                  CSW intends to use its general funds and/or short-term borrowings, including without limitation funds borrowed through its commercial paper program previously authorized by order dated March 28, 1997 (HCAR No. 26697; File No. 70-8557) to finance its purchase of Shares on an interim basis, until such time as the amounts paid in respect of repurchased shares are refinanced on a permanent basis or repaid using internally generated funds, the proceeds of any issuance of preferred stock or debt securities that may be conducted by CSW and/or its subsidiaries (either pursuant to separate Commission authority or subject to further Commission approval), or the proceeds of any system for stranded cost recovery pursuant to electric utility restructuring legislation that may be adopted at the federal or state level.
                  CSW will file a certificate of notification pursuant to Rule 24 within sixty days of the end of any quarterly period in which it repurchases Shares, which certificate will report: (1) the number of Shares repurchased; and
(2) the aggregate purchase price paid for the Shares repurchased.
                  For the Commission, by the Division of Investment Management, pursuant to delegated authority.



                                           Jonathan G. Katz
                                           Secretary